Exhibit 99.1

Contact:	Adam Mazur
Rubenstein PR
212-843-8073
amazur@rubensteinpr.com

Tim Clemensen
Rubenstein IR
212-843-9337
tclemensen@rubensteinir.com

FOR IMMEDIATE RELEASE

SulphCo(R) Appoints Larry Schafran to its Board of Directors

SPARKS, Nev., December 11 —SulphCo®, Inc. (Amex: SUF) announced today that it has appointed Lawrence G. Schafran to its Board of Directors to serve until the next Annual Meeting of Shareholders, filling a vacancy on the Board created by the resignation of Raad Alkadiri in September 2006. The appointment increases the total number of directors to six. Mr. Schafran will serve on the Company’s Audit Committee, filling a vacancy created by the resignation of Hannes Farnleitner from the Audit Committee in November 2006. Mr. Schafran has extensive experience in the financial markets, corporate governance and is a member of the Board of Directors of several other publicly-traded companies.

Mr. Schafran currently is a Managing General Partner of Providence Recovery Partners LLC, a New York-based investment fund. He also serves as a Director and Audit Committee Chairman of PubliCARD, Inc., and Tarragon Corporation (NASDAQ: TARR). He was recently appointed as a Director and Audit Committee member of Electro-Energy Inc. (NASDAQ: EEEI) and as a Director and Audit Committee Chairman of RemoteMDx, Inc. (OTCBB: RMDX). In recent years Mr. Schafran has served in several capacities, including as a Trustee, Chairman/Interim-CEO/President and Co-Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust, and Director of COMSAT, Inc. and Shoppers Food Warehouse, Inc., and Chairman of the Executive Committees of Dart Group Corporation and its publicly traded subsidiaries.

About SulphCo®, Inc.

SulphCo® has developed a patented safe and economic process employing ultrasound technology to desulfurize and hydrogenate crude oil and other oil related products. The company's technology upgrades sour heavy crude oils into sweeter, lighter crudes, producing more gallons of usable oil per barrel.

From time to time, the company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.